Exhibit 99.1

For Immediate Release

March 31, 2009

Media Contact:	Investor Contact:
John Lacey	Patrick Flanigan
(617) 768-6690	(617) 768-6563
john.lacey@genzyme.com	patrick.flanigan@genzyme.com

Genzyme and Bayer HealthCare Enter New Strategic Agreement

Genzyme Assumes Primary Responsibility for the Development and Commercialization of Alemtuzumab for Multiple Sclerosis

Acquires Bayer’s Hematologic Oncology Portfolio

First of Two Alemtuzumab MS Phase 3 Trials Completes Enrollment

CAMBRIDGE, Mass. — Genzyme Corporation (Nasdaq: GENZ) announced today that it has entered into an agreement to acquire the worldwide rights to Campath® (alemtuzumab) from Bayer HealthCare, giving Genzyme primary responsibility for the development and commercialization of this potential break-though treatment for multiple sclerosis (MS).  Bayer will continue to fund a portion of alemtuzumab’s development in MS and will retain an option to co-promote the product in MS upon approval.  In addition, Genzyme will assume sole responsibility for worldwide sales and marketing for Campath in B-cell chronic lymphocytic leukemia (CLL), where it is indicated for use as a single agent in first-line and previously-treated patients with this disease.  Bayer will retain the right to develop and commercialize alemtuzumab in solid organ transplant indications.

The agreement further expands Genzyme’s hematologic oncology commercial presence beyond Campath through the addition of Fludara® (fludarabine) and Leukine® (sargramostim), and provides an opportunity to integrate members of Bayer’s experienced commercial team for all three drugs into Genzyme’s global operations.  Genzyme will acquire a new, Seattle-area Leukine manufacturing facility for $75 to $100 million and hire the plant’s operating personnel following FDA plant approval, which is expected in 2010.

The transaction is accretive and already reflected in Genzyme’s 2009 revenue and non-GAAP earnings per share guidance.  The deal is structured as an earn-out arrangement. Bayer will receive payments based on revenues (subject to an aggregate cap) and potential milestone payments if cumulative revenue targets are achieved. There are no upfront payments for the rights of these three drugs.  The transaction would provide Genzyme approximately $185 million in oncology revenue in 2009 and up to $700 million in revenue over the next three years.  Genzyme’s Oncology segment revenues in 2008 were $117 million.  Today’s announcement supports the company’s goal of 20 percent compound average non-GAAP earnings growth from 2006 to 2011.

Alemtuzumab in MS

“Alemtuzumab is a potentially transformative therapy for the treatment of multiple sclerosis, and an important part of our future.  This strategic transaction clarifies the responsibilities of each company and gives Genzyme control over the execution of this program,” said Henri A. Termeer, chairman and chief executive officer of Genzyme Corporation.  “We will continue to collaborate with Bayer in a more streamlined and focused way.”

Genzyme is now conducting two Phase 3 studies of alemtuzumab in MS.  The first trial, for which enrollment is complete, treats early, active relapsing-remitting patients who have received no prior therapy. The second study, which is expected to complete enrollment before the end of this year, is studying relapsing-remitting patients who had active disease while on other MS therapies.  “We are very pleased with the accelerated patient enrollment in our Phase 3 alemtuzumab multiple sclerosis clinical trials, an outgrowth of the positive Phase 2 data published last October,” said Mark Enyedy, president of Genzyme Oncology and Multiple Sclerosis. Data from the trials are expected to be available in 2011, and approval is anticipated in 2012.

The Phase 2 study published in the New England Journal of Medicine showed that patients with early, active relapsing-remitting MS experienced significant reductions in the risk of sustained accumulation of disability and annualized relapses after two annual cycles of alemtuzumab when compared with the active comparator Rebif® (interferon beta-1a), a currently approved therapy.

Oncology Expansion

Campath and Fludara are important therapy options for patients with B-cell chronic lymphocytic leukemia.  Both drugs are approved in the United States and Europe as well as in other countries around the world. Leukine, which is marketed in the United States, reduces the incidence of severe and life-threatening infections in appropriate patients with acute myelogenous leukemia (AML) following chemotherapy.  Fludara and Leukine complement Genzyme’s hematologic oncology product portfolio.

“Through the acquisition of these hematologic oncology assets, we enhance our commercial presence in the oncology market with a comprehensive product portfolio,” said Enyedy.  “Genzyme is committed to this important disease area and to deepening our relationship with the specialist providers in this field around the world.”

The long-term growth of Genzyme Oncology will be driven by regulatory approvals for Mozobil™ (plerixafor injection) in new markets and new indications for Clolar® (clofarabine injection).  The addition of members of Bayer’s global commercial team will support the introduction of Mozobil and Clolar for adult AML.

Mozobil, launched in the United States earlier this year, mobilizes hematopoietic stem cells in patients with non-Hodgkin’s lymphoma and multiple myeloma for subsequent autologous stem-cell transplants.  Because of the clinical benefits Mozobil offers patients, and the potential economic benefits to transplant centers, the U.S. product launch is proceeding well.  European Union approval of Mozobil is expected in the second half of 2009, and additional applications in up to 60 countries are planned.

Clolar is in several clinical trials to secure new therapeutic indications.  The U.S. Food and Drug Administration will review Genzyme’s supplemental New Drug Application for Clolar to treat adult AML at its September Oncologic

Drugs Advisory Committee meeting.  European authorities have asked Genzyme to include in its submission for Clolar in adult AML data from a randomized clinical trial, several of which are ongoing.  Clofarabine is currently approved in the United States and Europe (where it is marketed under the tradename Evoltra®) for the treatment of acute lymphoblastic leukemia in relapsed and refractory pediatric patients, and has become a standard of care in this setting.  Additional approvals are expected in Latin America and Canada this year.

Key Terms of the Agreement

The agreement creates efficiencies for the alemtuzumab MS development program, and expands the Genzyme Oncology business unit revenues. The new agreement contains the following key terms:

Alemtuzumab in MS

•                  Genzyme will lead the development program.  Bayer, which has been co-developing alemtuzumab in MS with Genzyme, will continue to fund development at current levels until the investigational compound is approved for this indication.

•                  After approval, Bayer will receive payments contingent on annual revenue until $1.25 billion in payments is realized. The agreement includes a ten-year time cap on payments.  Bayer may also receive future milestone payments as a percentage of worldwide sales beginning in 2021 if Genzyme does not exercise a buyout option in 2020 for up to $900 million.

•                  Genzyme will assume primary responsibility for the commercialization.  Bayer, which currently markets Betaseron® (interferon beta-1b) for MS, retains an option to co-promote alemtuzumab in MS.

Oncology Drugs

•                  For the oncology drugs Fludara, Leukine, and Campath/MabCampath, Bayer will receive payments contingent on annual revenue, capped at $500 million or eight years.

•                  In addition, Bayer could receive $150 million in total milestone payments beginning in 2011 if certain annual revenues are met across a three-year time period.

•                  Bayer will supply Fludara and Leukine.  Genzyme will take over the production of Leukine following FDA approval of a new, Seattle-area Leukine plant.

The transaction is expected to close in the second quarter, pending Federal Trade Commission review and international regulatory clearances.  Genzyme and Bayer will work closely to allow for an orderly transition of drug sales and distribution.  This process is expected to take place over a period of months following the close of the transaction, during which Bayer will provide transition services.

Prior to this agreement, Genzyme received two-thirds of Campath net profits on U.S. sales and a significant royalty on foreign sales from Bayer.  Genzyme acquired Campath in the 2004 acquisition of Ilex Oncology, while Bayer obtained the marketing and distribution rights to Campath in its 2006 acquisition of Schering, which had been the exclusive distributor of Campath for Ilex.  As a precondition to FTC clearance of the Ilex acquisition, Genzyme agreed to divest to Schering the right to develop and commercialize alemtuzumab in solid organ transplant.  Bayer will retain such right under this agreement.

About Campath® (alemtuzumab)

Alemtuzumab is a humanized monoclonal antibody that binds to a specific target, CD52, on cell surfaces and directs the body’s immune system to destroy those cells. It is the first and only monoclonal antibody approved by the FDA for the treatment of patients with B-cell chronic lymphocytic leukemia (B-CLL).

Safety Data from the alemtuzumab in MS Phase 2 Trial

A total of six alemtuzumab-treated patients, and one Rebif-treated patient, in this study developed a serious adverse event, immune thrombocytopenic purpura (ITP). ITP is a disorder characterized by a low platelet count and corresponding increased risk of uncontrolled bleeding. A patient monitoring program was instituted in the trial.  Common non-serious adverse events in the trial included infusion-associated reactions in the alemtuzumab patients and flu-like symptoms in patients using Rebif. Alemtuzumab-treated patients were more likely than Rebif patients to experience infections, particularly of the upper respiratory tract; infections were predominantly mild to moderate in severity and there were no life-threatening or fatal infections. Though alemtuzumab transiently lowers white blood cell counts, the trial did not show an increased risk of opportunistic infections. Serious infections were infrequent in the alemtuzumab-treated patients. Some alemtuzumab-treated patients developed autoimmune thyroid-related adverse events, including Graves’ disease, and were managed using conventional therapies. Alemtuzumab is an investigational drug for the treatment of MS and must not be used in MS patients outside of a formal, regulated clinical trial setting in which appropriate patient monitoring measures are in place.

About Leukine® (sargramostim)

Leukine® (sargramostim) is a growth factor that helps fight infection and disease in appropriate patients by enhancing immune cell function. Leukine was approved in the United States in 1991. Leukine is the only growth factor approved in the U.S. for use following induction chemotherapy in older adults with acute myelogenous leukemia (AML) to shorten the time to neutrophil recovery and reduce the incidence of severe and life-threatening infections and infections resulting in death. Leukine also has been approved in the U.S. for use in four additional indications: myeloid reconstitution following allogeneic and autologous bone marrow transplantation (BMT), peripheral blood stem cell (PBSC) mobilization and subsequent myeloid reconstitution in patients undergoing PBSC transplantation, and bone marrow transplantation failure or engraftment delay.

About Fludara®  (fludarabine phosphate for injection)

Unlike alkylating cytotoxic chemotherapies, Fludara®, a purine nucleotide analog, inhibits the synthesis of new DNA, thus preventing leukemia cells from multiplying. The intravenous (i.v.) formulation of Fludara was first approved in 1991 and is available in 98 countries worldwide as a second-line therapy for B-CLL patients who have failed previous treatment with alkylating agents. In addition, Fludara i.v. has been approved as a first-line therapy of B-CLL in 62 countries. In 29 countries, Fludara i.v. is also approved for the second-line treatment of low grade non-Hodgkin’s Lymphoma (lg-NHL). The oral formulation has the same effect as the i.v. formulation and was approved in Europe in 2001.

About Mozobil™ (plerixafor injection)

Mozobil, a novel small molecule CXCR4 chemokine receptor antagonist, has been shown in multiple earlier studies to rapidly and effectively increase the number of stem cells in circulation in the blood in patients with non-Hodgkin’s lymphoma and multiple myeloma. Once circulating in the blood, stem cells can be collected for use in an autologous stem cell transplant.  For full prescribing information, please visit www.genzyme.com.

About Clolar® (clofarabine injection)

Clolar is indicated in the U.S. for the treatment of pediatric patients one to 21 years old with relapsed or refractory acute lymphoblastic leukemia after at least two prior regimens.  This use is based on the induction of complete responses. Randomized trials demonstrating increased survival or other clinical benefit have not been conducted.  In the European Union, clofarabine is marketed as Evoltra® and Clolar is indicated in ALL pediatric patients who have relapsed or are refractory after receiving at least two prior regimes and where there is no other treatment option anticipated to result in durable response.  Clolar received FDA approval in 2004, and EMEA approval in 2006. Clolar has Orphan Drug designation for adult and pediatric ALL, and seven years of market exclusivity in the United States for relapsed/refractory pediatric ALL. The FDA also granted six months of extended market exclusivity to Clolar under the Best Pharmaceuticals for Children Act.  For more information about Clolar, please call 1-800-RX CLOLAR or visit www.clolar.com.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 11,000 employees in locations spanning the globe and 2008 revenues of $4.6 billion. In 2007, Genzyme was chosen to receive the National Medal of Technology, the highest honor awarded by the President of the United States for technological innovation.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

This press release contains forward-looking statements, including the statements regarding: the timing and potential benefits of the planned acquisition; the extent to which the acquisition ultimately advances Genzyme’s hematologic oncology business, including revenue projections for alemtuzumab-MS, Leukine, Fludara and Mozobil; expectations regarding the timing of, and announcement of data from, clinical trials for alemtuzumab-MS; expectations regarding receipt of regulatory approvals for alemtuzumab-MS, Mozobil and Clolar in adult AML; and the expected impact of the anticipated the transaction on Genzyme’s earnings and financial guidance. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the possibility that certain closing conditions will not be met; Genzyme’s ability to successfully integrate the acquired products and development program; the actual design, results and timing of clinical studies for alemtuzumab-MS and Clolar in adult AML; enrollment rates for on-going and planned clinical trials; the extent to which the safety and efficacy the product candidates is demonstrated; the actual timing and content of submissions to and decisions made by regulatory authorities; the ability to manufacture sufficient quantities of product and to do so in a timely and cost-efficient manner; the availability and extent of reimbursement from third party payers; the scope, validity and enforceability of Genzyme’s and third party patents; the accuracy of Genzyme’s information concerning product market potential, including growth projections; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Annual Report on Form 10-K for the period ended December 31, 2008. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements.

Conference Call Information

Genzyme will host a conference call and WebEx today at 10:00 a.m. Eastern to discuss the agreement. To participate in the call, please dial 1-773-799-3828 and refer to passcode “Genzyme.” A replay of this call will be available an hour after the call ends by dialing 203-369-0642. To view the slide presentation please go to the investor events section of www.genzyme.com.  Replays of the call will expire April 6 at midnight.

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